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                                                                      EXHIBIT 99


NEWS RELEASE

                                         CB [LOGO] RICHARD ELLIS
                                         533 South Fremont Avenue
                                         Los Angeles, CA 90071
                                         (213) 613-3123

FOR IMMEDIATE RELEASE - May 26, 1998
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
For further information:
At the Company:             At the Financial Relations Board:
Cary Brazeman               Karen Taylor                        Stephanie Mishra
Corporate Communications    General Information                 Investor/Analyst Contact
(213) 613-3227              (310) 442-0599                      (415) 986-1591

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CB RICHARD ELLIS COMPLETES $175 MILLION DEBT FINANCING


LOS ANGELES, CA, MAY 26, 1998 -- CB Richard Ellis Services, Inc. (NYSE:CBG), the world's leading real estate services provider, today announced completion of a $175 million debt financing and an increase in its revolving credit facility, both designed to support the company's internal growth and acquisition strategies.

CB Richard Ellis issued $175 million senior subordinated notes with an 8-7/8% coupon maturing in 2006. Merrill Lynch, BancAmerica Robertson Stephens and NationsBanc Montgomery Securities LLC were co-managers for the transaction. Proceeds from the financing will be used to repay outstanding borrowings under the company's existing revolving credit facility. The company further reported an increase in its revolving credit facility with a group of banks led by Bank of America. The facility was increased to $400 million from $300 million with an extension of its maturity to 2003.

Commenting on the announcement, CB Richard Ellis Chairman and CEO Jim Didion stated, "The size and structure of the new financing, along with our increased capacity in our bank revolver, will enable us to maintain maximum financial flexibility in continuing to execute our global growth strategy. We continue to be pleased with the reception the marketplace has had in terms of understanding our business and validating our growth strategies."

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CB Richard Ellis (NYSE:CBG) is the world's leading real estate services company.
Headquartered in Los Angeles with over 8,000 employees worldwide, the company serves real estate owners, investors and occupiers through over 200 principal offices in 29 countries. Services include property sales and leasing, investment property acquisitions and dispositions, property management, corporate advisory services and facilities management, development advisory, mortgage banking, investment management, capital markets, appraisal/valuation and market research. CB Commercial and REI Limited, which merged in April 1998 to form CB Richard Ellis, reported 1997 revenues of $730 million and $119 million, respectively.

For more information on CB Richard Ellis Services, Inc. (via facsimile and at no cost), simply call 1-800-PRO-INFO and dial client code "CBG." If you are calling from outside the United States, please dial 908-544-2850.

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